Exhibit 99.1

118 Second Avenue SE, PO Box 73909
Cedar Rapids, Iowa 52407-3909
Contacts: Randy A. Ramlo, President/CEO or
Dianne M. Lyons, Vice President/CFO, 319-399-5700
United Fire Group Board Declares Regular Dividend on Common Stock
CEDAR RAPIDS, IOWA-November 19, 2012-The Board of Directors of United Fire Group, Inc. (Nasdaq:UFCS) declared a regular quarterly dividend on the common stock of $0.15 cents per share at its meeting on Friday, November 16. This dividend will be payable December 31, 2012, for shareholders of record as of December 14, 2012. Our company has paid dividends every quarter since March 1968.
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About United Fire Group, Inc.
Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc., through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance and selling annuities. Our company's net premiums written totaled $546.5 million for the nine-month period ended September 30, 2012, and our market capitalization was $639.2 million at September 30, 2012.
Through our subsidiaries, we are licensed as a property and casualty insurer in 43 states, plus the District of Columbia, and we are represented by approximately 1,200 independent agencies. The United Fire pooled group is rated "A" (Excellent) by A.M. Best Company.
Our subsidiary, United Life Insurance Company, is licensed in 36 states, represented by more than 900 independent life agencies and rated an "A-" (Excellent) by A.M. Best Company.
For more information about United Fire Group, Inc. visit www.unitedfiregroup.com.